Exhibit (d)(2)

ROLLOVER AND VOTING AGREEMENT

This ROLLOVER AND VOTING AGREEMENT (this “Agreement”) is entered into as of July 6, 2020 by and among (1) Square Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and (2) certain shareholders (each, a “Shareholder” and collectively, the “Shareholders”) of Sky Solar Holdings, Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Company”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Square Acquisition Co., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”) has launched a tender offer (the “Offer”) to acquire all issued and outstanding ordinary shares, par value US$0.0001 of the Company (“Shares”) (including Shares represented by American Depositary Shares of the Company, each representing twenty (20) Shares (the “ADSs”), other than the Rollover Shares (as defined below), at a price of $0.30 in cash per Target Ordinary Share, or $6.00 in cash per ADS, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”);

WHEREAS, as soon as practical following the acceptance and payment for Shares tendered (and not validly withdrawn) in the Offer (the “Offer Consummation”) in accordance with its terms, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) and the Company and Merger Sub shall file the Plan of Merger and other documents required under the Companies Law (as amended) of the Cayman Islands (“CICL”) to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233(7) of the CICL, pursuant to which Merger Sub will be merged with and into the Company and all outstanding Shares (other than the Rollover Shares) shall be cancelled in consideration (the “Merger Consideration”) for the right to receive the Offer Price (the “Merger”, and together with the Offer and other transactions contemplated in connection therewith (including, for the avoidance of doubt, any debt financing transactions), the “Transactions”), with the Company continuing as the surviving company and becoming a wholly-owned subsidiary of Parent;

WHEREAS, the Merger shall become effective upon the date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands, or as specified in the Plan of Merger in accordance with the CICL (the “Effective Time”, and the time at which both the Offer and Merger have been successfully consummated, the “Closing”);

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of a certain number of Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares and securities of the Company acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Rollover Shares”);

WHEREAS, each Shareholder has, concurrently with the execution of this Agreement, subscribed for newly issued ordinary shares in the Parent as set forth on Schedule B hereto;

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) have all of the Rollover Shares cancelled for no Merger Consideration and (b) if required, vote the Rollover Shares at any Shareholders’ Meeting in favor of the Transactions, in each case, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Voting

Section 1.1           Voting. From and after the date hereof until the earlier of (x) the Effective Time and (y) the termination of the Amended and Restated Consortium Agreement, by and among the Shareholders and dated as of July 6, 2020 (the “Consortium Agreement”), pursuant to and in compliance with the terms thereof (such earlier time, the “Expiration Time”), each of the Shareholders hereby irrevocably and unconditionally agrees that at any annual or extraordinary general meeting of the shareholders of the Company (a “Shareholders’ Meeting”), however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment thereof), or in connection with any written resolution of the Company’s shareholders which considers the same matters, each of the Shareholders shall (i) in case of a meeting, appear or cause its or his representative(s) to appear at such meeting or otherwise cause its or his Rollover Shares to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Shareholder’s Rollover Shares:

(a)          for the authorization and approval of the Plan of Merger and the Transactions, including the Merger and any associated debt financing transactions,

(b)         against any competing transaction or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Plan of Merger or in competition or inconsistent with the Transactions, including the Merger,

(c)         against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; or (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent,

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(d)         against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of any Shareholder contained in this Agreement or otherwise reasonably requested by Parent or the Company in order to consummate the Transactions, including the Merger,

(e)          in favor of any other matter necessary to effect the Transactions, including the Merger, and

(f)           in favor of any adjournment or postponement of the Shareholders’ Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

Section 1.2            Restrictions on Transfers. Except as provided for in Article II below, each of the Shareholders hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, charge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Rollover Shares and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Rollover Shares and/or (ii) grants a third party the right to vote or direct the voting of such Rollover Shares (any such transaction, a “Derivative Transaction”), (b) deposit any Rollover Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Rollover Shares, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or materially delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d). Any purported Transfer in violation of this Section 1.2 shall be null and void.

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Section 1.3           Grant of Irrevocable Proxy; Appointment of Proxy.

(a)          Effective immediately upon the Offer Consummation and until the Effective Time, each of the Shareholders hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) such Shareholder’s Rollover Shares at any Shareholders’ Meeting or other annual or extraordinary meeting of the shareholders of the Company, however called, including any adjournment thereof. Each of the Shareholders represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Rollover Shares, if any, are not irrevocable and such Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Rollover Shares. Each of the Shareholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)         Each of the Shareholders affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.3, is intended to be irrevocable prior to the Effective Time. If for any reason the proxy granted herein by any Shareholder is not irrevocable, then such Shareholder agrees to vote such Shareholder’s Rollover Shares only in accordance with any written instructions provided by Parent prior to the Effective Time. The parties hereto agree that the foregoing is a voting agreement.

ARTICLE II
Cancellation and Parent Issuance

Section 2.1          Cancellation. Subject to the terms and conditions set forth herein, each Shareholder agrees that all of the Rollover Shares held by it shall be cancelled for no consideration in connection with the Merger. Each Shareholder will take all actions necessary to cause its or his Rollover Shares to be treated as set forth herein, including, but not limited to, cooperating to make any contributions of the Rollover Shares to Parent and/or transfers of the Rollover Shares to Merger Sub necessary to facilitate such cancellation.

Section 2.2           Issuance of Parent Shares. Upon the Offer Consummation, and in consideration and in anticipation of (a) the cancellation of the Rollover Shares held by the Shareholders in accordance with Section 2.1, Parent shall issue to each Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), the number of newly issued ordinary shares of Parent, par value US$0.01 per share (“Parent Shares”), as set forth opposite such Shareholder’s name on Schedule B hereto, at a consideration per share equal to its par value. Each Shareholder hereby acknowledges and agrees that (i) delivery of the Parent Shares that such Shareholder subscribed under this Section 2.2 (the “Subscription Shares”) constitutes complete satisfaction of all obligations towards or sums due to such Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and to be cancelled as contemplated by Section 2.1 above, and (ii) such Shareholder shall have no right to any Merger Consideration in respect of its Rollover Shares.

Section 2.3           Rollover Closing. The closing (the “Rollover Closing”) of the subscription and issuance of Subscription Shares contemplated hereby shall take place immediately upon the Offer Consummation.

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Section 2.4           Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Shareholders shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares (if applicable) in such Persons’ possession, for cancellation in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III
Representations, Warranties and Covenants of the Shareholders

Section 3.1           Representations and Warranties. Each Shareholder represents and warrants, severally and not jointly, to Parent that, as of the date hereof and as of the Closing (unless another date is specified herein):

(a)         each Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby;

(b)         this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such Shareholder and no other corporate or similar actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)          assuming due authorization, execution and delivery by Parent and the Company, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)         (i) such Shareholder (A) is and, immediately prior to the Closing, will be the beneficial and (in the case of Rollover Shares that are ordinary shares, legal) owner of, and will have good and valid title to, its Rollover Shares, free and clear of Liens other than as created by this Agreement or that otherwise would not prevent, impede or interfere with or adversely affecting the performance by such Shareholder of its obligations under this Agreement (such Liens, “Permitted Liens”), and (B) has and, as of the Closing will have, sole voting power, power of disposition, and power to control dissenter’s rights, in each case with respect to all of its or his Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the People’s Republic of China and the terms of this Agreement; (ii) except as contemplated hereby or under Permitted Liens, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the transfer, pledge, charge or other disposition or voting of any of its or his Rollover Shares and the Rollover Shares held by such Shareholder are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting, transfer, pledge, charge or other disposition of such Rollover Shares other than this Agreement; (iii) other than under a Permitted Lien, such Shareholder has not Transferred any interest in any of its Rollover Shares pursuant to any Derivative Transaction; (iv) as of the date hereof, other than its or his Rollover Shares, such Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities or Derivative Transactions); (v) except with the prior written consent of Parent or contemplated under this Agreement, such Shareholder has not, directly or indirectly, offered or agreed to sell, transfer, assign, tender in any tender or exchange offer or similar transactions, pledge, charge or otherwise dispose of, either voluntarily or involuntarily, or knowingly enter into any contract with respect to the transfer, pledge, charge or other disposition of Rollover Shares or any interest therein, nor does such Shareholder possess any intention to effect any of the aforementioned actions under this subsection (v) prior to the Closing; and (vi) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Rollover Shares;

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(e)          except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (i) conflict with or violate any provision of the organizational documents of such Shareholder, (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on property or assets of such Shareholder pursuant to any contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets; and

(f)          there is no action pending or threatened against such Shareholder or any of its or his Affiliates that would reasonably be expected, individually or in the aggregate, to restrict or prohibit the performance by such Shareholder of its obligations under this Agreement or to prevent or materially impair the consummation of the Transactions, including the Merger. None of such Shareholder or any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any governmental authority, or any order, writ, judgment, injunction, decree, determination or award of any governmental authority that would reasonably be expected, individually or in the aggregate, to restrict or prohibit the performance by such Shareholder of its obligations under this Agreement or to prevent or materially impair the consummation of the Transactions, including the Merger.

Section 3.2           Covenants. Each Shareholder hereby:

(a)          agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

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(b)          irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Rollover Shares (including, without limitation, any rights under Section 238 of the CICL) prior to the Expiration Time;

(c)          agrees to publication and disclosure in the documents filed with the SEC in connection with the Offer (including the Offer to Purchase), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)          agrees and covenants that such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof, or through any derivative security or Derivative Transaction;

(e)          agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent, as applicable, to be necessary or desirable to carry out the provisions of this Agreement; and

(f)           agrees and covenants that, should the Merger not have occurred by the date that is six (6) months following the date of the Offer Consummation, then each Shareholder shall reasonably cooperate with Parent in order to contribute the Rollover Shares owned by such Shareholder to Parent, including but not limited to taking, or causing to be taken, all actions; filing, or causing to be filed, all documents; giving, or causing to be given, all notices under applicable law or otherwise; and obtaining, or causing to be obtained, all authorizations, consents, waivers, approvals, permits or orders under any law, contract or otherwise, in each case in order to consummate such contribution.

Section 3.3           Agreement to Tender. The parties acknowledge that Shareholders Kai Ding and TCL Transportation Holdings Limited (the “Partial Tender Holders”) each own certain ADSs that shall not constitute Rollover Shares hereunder (the “Non-Rollover Shares”). Accordingly, each Partial Tender Holder shall validly tender or cause to be tendered to Merger Sub all such Non-Rollover Shares beneficially owned by such Partial Tender Holder, free and clear of all liens, pursuant to and in accordance with the terms of the Offer as described in the Offer to Purchase, dated July 6, 2020 (the “Offer to Purchase”) no later than the scheduled or extended expiration time of the Offer. Each Partial Tender Holder agrees that, notwithstanding anything to the contrary in the Offer to Purchase, after a Partial Tender Holder validly tenders his or its Non-Rollover Shares to Merger Sub in accordance with the terms of the Offer, such Partial Tender Holder may not withdraw or cause to be withdrawn the tender of any of such Non-Rollover Shares from the Offer, unless this Agreement is terminated in accordance with its terms. For the avoidance of doubt, the Non-Rollover Shares beneficially owned by Kai Ding constitute 600,000 ADSs and the Non-Rollover Shares beneficially owned by TCL Transportation Holdings Limited consist of 146,499 ADSs.

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ARTICLE IV

Representations and Warranties of Parent

Section 4.1           Parent represents and warrants to each Shareholder that as of the date hereof and as of the Closing (unless another date is specified herein):

(a)          Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Shareholders and the Company, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)          Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on such property or asset of Parent pursuant to, any contract to which Parent is a party or by which Parent or any of property Parent or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c)          At and immediately after the Rollover Closing (A) the authorized share capital of Parent shall consist of 5,000,000 Parent Shares, (B) each Shareholder shall own beneficially and of record such number of Parent Shares as set forth opposite its or his name on Schedule B hereto, and (C) other than as set forth on Schedule B hereto, no other Parent Shares shall be issued or outstanding. At and immediately after the Rollover Closing, there shall be (i) no options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable or exercisable for or convertible into share capital of Parent, and (iii) no outstanding rights to acquire or obligations to issue any such share capital, options, warrants, rights or securities.

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(d)          At the Rollover Closing, the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens, preemptive rights, rights of first refusal, subscription and similar rights (other than any such rights set forth in an agreement amongst the Shareholders) when issued.

ARTICLE V
Termination

Section 5.1           This Agreement, and the obligations of the Shareholders hereunder, shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing, and (b) the date of termination of the Consortium Agreement; provided, that this Article V and Article VI and, if such termination occurs after the Offer Consummation, Section 1.3, shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE VI
Miscellaneous

Section 6.1            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on Schedule C hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2            Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Rollover Shares owned by it and not in any other capacity (including without limitation any capacity as a director, member of any board committee or officer of the Company) and (ii) nothing in this Agreement shall obligate any Shareholder or its representatives to take, or forbear from taking, as a director, member of any board committee or officer of the Company, any action which is inconsistent with its or his fiduciary duties under the applicable laws.

Section 6.3            Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.4            Entire Agreement. This Agreement and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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Section 6.5            Specific Performance. The Shareholders acknowledge and agree that monetary damages would not be an adequate remedy for Parent in the event that any covenant or agreement of the Shareholders in this Agreement is not performed in accordance with its terms, and therefore agree that, in addition to and without limiting any other remedy or right available to Parent (including the right to simultaneously seek monetary damages), Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholders agree not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies of Parent provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by the Company.

Section 6.6            Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.7            Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights (if any) provided for in Section 238 of the CICL with respect to any dissenting Shares, the fiduciary or other duties of the directors of Merger Sub and the internal corporate affairs of Merger Sub.

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Section 6.8           Dispute Resolution.

(a)          Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.7, any disputes, actions and proceedings against any party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)          Notwithstanding anything to the contrary contained herein, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.8, the Company may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York or the Cayman Islands, as applicable, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.8(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.8(a) hereof in any way.

Section 6.9            No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 6.10          Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that no assignment by any party shall relieve the assigning party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.11          No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it or he has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.12          Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform its or his obligations under this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

SQUARE LIMITED

By:	/s/ Chen Rui
Name:	Chen Rui
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

JAPAN NK INVESTMENT K.K.

By:	/s/ Mitsutoshi Nishiyama
Name:	Mitsutoshi Nishiyama
Title:	Representative Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

IDG-ACCEL CHINA CAPITAL L.P.

By:	/s/ Chi Sing Ho
Name:	Chi Sing Ho
Title:	Authorized Signatory

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

IDG-ACCEL CHINA CAPITAL INVESTORS L.P.

By:	/s/ Chi Sing Ho
Name:	Chi Sing Ho
Title:	Authorized Signatory

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

JOLMO SOLAR CAPITAL LTD.

By:	/s/ Duan Xiaoguang
Name:	Duan Xiaoguang
Title:	Authorized Person

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

CES HOLDING LTD.

By:	/s/ Duan Xiaoguang
Name:	Duan Xiaoguang
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

JING KANG

/s/ Jing Kang

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

BIN SHI

/s/ Bin Shi

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

SINO-CENTURY HX INVESTMENTS LIMITED

By:	/s/ Hao Wu
Name:	Hao Wu
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

KAI DING

/s/ Kai Ding

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

TCL TRANSPORTATION HOLDINGS LIMITED

By:	/s/ Wang Dewei
Name:	Wang Dewei
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

ESTEEM VENTURE INVESTMENT LIMITED

By:	/s/ Dong Ruili
Name:	Dong Ruili
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

MAMAYA INVESTMENTS LTD

/s/ Nancy Law
By:	/s/ James Dingle
Name:	Nancy Law
James Dingle
Title:	Senior Managers of HSBC PB
Corporate Services 1 Limited, Corporate
Director of Mamaya Investment Ltd.

Dated:	July 2, 2020

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

XANADU INVESTMENT LTD. (HK)

By:	/s/ Eugen von Keller
Name:	Eugen von Keller
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

ABDULLATEEF A. AL-TAMMAR

/s/ Abdullateef A. AL-Tammar

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

DEVELOPMENT HOLDING COMPANY LTD.

By:	/s/ Bjoern Ludvig Ulfsson Nilsson
Name:	Bjoern Ludvig Ulfsson Nilsson
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

BJOERN LUDVIG ULFSSON NILSSON

/s/ Bjoern Ludvig Ulfsson Nilsson

[Signature Page to Rollover and Support Agreement]

Schedule A

Rollover Shares

	Target Ordinary Shares
	Ordinary Shares	ADSs
Shareholder
Japan NK Investment K.K.	45,019,850	5,354,405
IDG-Accel China Capital L.P.	78,335,914	955,900
IDG-Accel China Capital Investors L.P.	3,613,992	44,100
Jolmo Solar Capital Ltd.	5,400,000	—
CES Holding Ltd.	8,000,000	—
Jing Kang	3,800,000	—
Bin Shi	—	737,974
Sino-Century HX Investments Limited	4,940,910	—
Kai Ding[1]	1,000,000	455,466
TCL Transportation Holdings Limited[2]		46,834
Esteem Venture Investment Limited	—	61,666
Mamaya Investments Ltd	—	16,667
Xanadu Investment Ltd. (HK)	—	70,000
Abdullateef A. AL-Tammar	—	44,005
Development Holding Company Ltd.	4,000,000	—
Bjoern Ludvig Ulfsson Nilsson	—	24,710

1 Note: Mr. Kai Ding also holds 600,000 ADSs that will not be Rollover Shares, but shall be tendered in the Offer.

2 Note: TCL Transportation Holdings Limited also holds 146,499 ADSs that will not be Rollover Shares, but shall be tendered in the Offer.

Sch A-1

Schedule B

Parent Shares

Shareholder	Parent Shares
Japan NK Investment K.K.	49,311.5
IDG-Accel China Capital L.P.	31,593.4
IDG-Accel China Capital Investors L.P.	1,457.5
Jolmo Solar Capital Ltd.	1,750.6
CES Holding Ltd.	2,593.5
Jing Kang	1,231.9
Bin Shi	4,784.8
Sino-Century HX Investments Limited	1,601.8
Kai Ding	3,277.3
TCL Transportation Holdings Limited	303.7
Esteem Venture Investment Limited	399.8
Mamaya Investments Ltd	79.5
Xanadu Investment Ltd. (HK)	333.7
Abdullateef A. AL-Tammar	209.8
Development Holding Company Ltd.	953.4
Bjoern Ludvig Ulfsson Nilsson	117.8
Total:	100,000

Sch B-1

Schedule C

Notice Information

[See attached.]

Sch C-1